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                                                                    EXHIBIT 99.1

                                 NEWS RELEASE

FROM:   The Marcus Group, Inc.          Contact:  Alan C. Marcus

        500 Plaza Drive
        Secaucus, NJ  07096-3309                (O):  (201) 902-9000
FOR:    Trump Plaza Funding, Inc.

        and

        Trump Plaza Associates

For Immediate Release:  March 13, 1996


  Trump Plaza Funding, Inc., the issuer of 10 7/8% Mortgage Notes due 2001 ($330,000,000 aggregate principal amount outstanding) and Trump Plaza Associates, the guarantor of the Plaza Notes, announced today that they had commenced an offer to purchase for cash all outstanding Plaza Notes at a purchase price calculated to result in an effective yield to June 15, 1998 (the first date the Plaza Notes may be redeemed) equal to 150 basis points over the yield to maturity of U.S. Treasury securities of a comparable maturity. The offer is scheduled to expire at 5:00 P.M., New York City time, on April 10, 1996, unless extended. Consummation of the Offer is subject to various conditions, including among others, the valid tender prior to the expiration of the Offer, and without withdrawal, of at least 90% in aggregate principal amount of the outstanding Plaza Notes.

  In addition, and in connection with the Offer, consents to various amendments to the indenture governing the Plaza Notes are being solicited from holders of the Plaza Notes. The Solicitation will terminate on the earlier to occur of the first date after March 31, 1996 on which consents by a majority in aggregate principal amount of outstanding Plaza Notes have been received, and not revoked, and the date of the expiration of the Offer.

  The Offer and the Solicitation are being made pursuant to the terms of an Offer to Purchase and Solicitation of Consents, dated March 13, 1996. The Offer and Solicitation are being made as part of a comprehensive plan relating to the acquisition of the Trump Taj Mahal Casino Resort by Trump Hotels & Casino Resorts, Inc. (NYSE:DJT)

  This press release shall not constitute an Offer to purchase or a solicitation of acceptances of the Offer and the Solicitation, which may only be made pursuant to the terms of the Offer to Purchase and Solicitation of Consents. Requests for assistance or copies of the Offer to Purchase and Solicitation of Consents may be directed to MacKenzie Partners, the Information Agent for the Offer and the Solicitation at 212-929-5500 or toll-free at 800-322-2885, or Donaldson, Lufkin & Jenrette Securities Corporation, the Dealer Manager for the Offer and the Solicitation at 310-282-5063.

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